EXHIBIT 23.3

[GRAPHIC OMMITED]

SG Cowen


                   CONSENT OF SG COWEN SECURITIES CORPORATION

July 18, 2000


Special Committee of the Board of Directors
Cybear, Inc.
5000 Blue Lake Drive, Suite 200
Boca Raton, Florida 33431

We hereby consent to the inclusion of our opinion, dated March 22, 2000, in the joint proxy statement-prospectus of Andrx Corporation which is a part of this Registration Statement on Form S-4, File No. 333-38226. In executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

SG COWEN SECURITIES CORPORATION



BY:  /S/ JOSEPH A. AUGUSTINE
   -------------------------
   Joseph A. Augustine
   Managing Director